NYSE: WMB

Date: Feb. 21, 2008
Williams Replaces 232% of 2007 U.S. Natural Gas Production
Total Domestic and International Proved Reserves Grow to 4.3 Tcfe,
Domestic Production Increases 21%
     TULSA, Okla. — Williams (NYSE:WMB) announced today that its domestic and international proved natural gas and oil reserves as of Dec. 31, 2007, increased to approximately 4.3 trillion cubic feet equivalent (Tcfe).
     Reserves in the United States increased 12 percent to approximately 4.14 Tcfe, compared with approximately 3.7 Tcfe a year earlier. More than 99 percent of Williams’ U.S. proved reserves are natural gas.
     Williams attributed the majority of its U.S. reserves additions to the rapid development of its drilling inventory, particularly in Colorado and Wyoming.
     In 2007, Williams had a drilling success rate of approximately 99 percent. The company participated in 1,590 gross wells in the U.S., of which 1,581 were successful.
     Williams’ development activities in 2007 resulted in a total net addition of 776 billion cubic feet equivalent (Bcfe) in net reserves. Williams added a total of 597 Bcfe in net reserves in 2006 and a total of 620 Bcfe in net reserves in 2005. The company’s three-year average U.S. finding and developing cost was $1.77 per thousand cubic feet equivalent (Mcfe).
     For the fifth consecutive year, Williams replaced more than 200 percent of its production. In 2007, Williams replaced its U.S. wellhead production of 334 Bcfe at a rate of 232 percent. A reserves reconciliation follows the main text in this news release.
     “Our drilling and production success is driven by a determination to do things the right way,” said Ralph Hill, president of Williams’ exploration and production business.
     “All across our operations, from Burleson, Texas, to Buffalo, Wyo., we’re focused on safety, stewardship and increasing the nation’s supply of clean-burning natural gas.
     “I’m so impressed with the tools our people bring to the table when it comes to using their talent and the new technology that’s available to responsibly develop Williams’ world-class reserves,” Hill added.
     Over the past five years, Williams has now participated in the development of more than 7,000 new natural gas wells in the U.S., helping increase the company’s total proved reserves by more than 50 percent from 2003 to 2007.
     International reserves were approximately 26 million barrels of oil equivalent at year-end 2007, compared with approximately 27 million barrels of oil equivalent in 2006.

     Fifty-eight percent of Williams’ international proved reserves are crude oil and liquids. The remainder is natural gas. Williams’ international reserves are located in Argentina.
     Average daily production from domestic and international interests was approximately 960 million cubic feet of gas equivalent (MMcfe) in 2007, an increase of approximately 20 percent compared with 803 MMcfe for the same period in 2006.
     Production solely from interests in the United States increased 21 percent to 913 MMcfe per day, compared with 752 MMcfe per day in 2006.
     Williams also achieved a major production milestone in late 2007. Average daily production from domestic and international interests during the fourth quarter topped 1 Bcfe per day for the first time in Williams’ history. One billion cubic feet of production represents enough natural gas to meet the daily energy needs of more than 4 million homes.
     Williams’ exploration and production business primarily develops natural gas reserves in the Piceance, Powder River, San Juan, Fort Worth and Arkoma basins in the U.S.
     Approximately 98 percent of Williams’ year-end 2007 U.S. proved reserves estimates were audited by Netherland, Sewell & Associates, Inc., who in their judgment determined the estimates to be reasonable in the aggregate for each basin.
     Reserves estimates related to properties underlying the Williams Coal Seam Gas Royalty Trust (NYSE:WTU), were prepared by Miller and Lents, LTD. These properties comprise another 2 percent of Williams’ total U.S. proved reserves.
     Proved reserves estimates for Argentine properties were prepared by Ryder Scott Company.
     The U.S. reserve replacement rate of 232 percent was calculated by dividing the sum of changes (acquisitions, divestitures, additions and revisions) to the estimated proved reserves during 2007 by Williams’ 2007 production of 334 Bcfe.
     The three-year average U.S. finding and development cost of $1.77 per Mcfe was calculated by dividing total capital and exploration costs by the change in proved reserves balances over the three-year period, adding back production sold.
     For purposes of converting volumes of crude oil and liquids reserves to a natural-gas-equivalent measure in this report, the company used a ratio of one barrel to 6,000 cubic feet.
     Proved reserves are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under assumed economic conditions.

U.S. Proved Reserves Reconciliation
Amounts in billion cubic feet equivalent of natural gas
Proved reserves Dec. 31, 2006	3,701
Acquisitions	19
Additions and revisions	757
Production	(334)

Proved reserves Dec. 31, 2007	4,143

About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Richard George
Williams (investor relations)
(918) 573-3679

Sharna Reingold
Williams (investor relations)
(918) 573-2078
# # #
Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.